Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ascent Media Corporation:
We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about December 17, 2008 of Ascent Media Corporation of our report dated June 13, 2008, with respect to the combined balance sheets of Ascent Media Group (a combination of certain assets and businesses owned by Discovery Holding Company, as defined in note 1 to the combined financial statements) as of December 31, 2007 and 2006, and the related combined statements of operations and comprehensive loss, cash flows and parent’s investment for each of the years in the three-year period ended December 31, 2007, incorporated by reference herein.
As discussed in note 3 to the combined financial statements, effective January 1, 2006, Ascent Media Group adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.
/s/ KPMG LLP
Los Angeles, California
December 17, 2008